Exhibit 10.1
LNB Bancorp, Inc.
2005 Management Incentive Plan
     The purpose of the LNB Bancorp, Inc. 2005 Management Incentive Plan (the “Incentive Plan”) is to provide members of the senior management team of LNB Bancorp, Inc. (the “Bancorp”) with incentives to achieve superior personal performance at the Bancorp during 2005 in order to benefit the Bancorp and its shareholders. The Incentive Plan has been developed through communication and reflection on subjective performance goals intended to challenge participants to excel as members of the newly assembled senior management team of the Bancorp.
     The Compensation and Governance Committee (the “Committee”) of the Board of Directors of the Bancorp will oversee the administration of the Incentive Plan. The Committee may delegate ministerial duties to other persons and the Bancorp will furnish the Committee with clerical and other assistance for administration of the Incentive Plan. The Committee will have the authority to designate those members of the senior management team of the Bancorp eligible to participate in the Incentive Plan (“Participants”). Bancorp management will make recommendations to the Committee, for its consideration in its sole discretion, concerning Participants, Participants’ incentive opportunities and performance goals, and Participants’ achievement of performance goals.
     When the Committee designates a Participant, the Committee will have the authority to specify, in its sole discretion, (i) the Participant’s target and/or maximum incentive opportunity for 2005, in each case based on a percentage of the Participant’s 2005 base salary, and (ii) the specific subjective performance goals (the “Performance Goals”) that apply to the Participant’s incentive opportunity for 2005.
     The amount of an incentive payment to be paid under the Incentive Plan to a Participant, if any, will be determined by the Committee after December 31, 2005 based upon the Committee’s determination, in its sole discretion, of the Participant’s achievement during 2005 of the Participant’s Performance Goals. If the Committee determines that a Participant has earned an incentive payment, the Bancorp will notify the Participant of the amount, if any, and the incentive payment will be made to the Participant in cash not later than March 15, 2006 as long as the Participant is still employed by the Bancorp or one of its subsidiaries on the date the payment is to be made. A Participant who is no longer employed by the Bancorp or one of its subsidiaries on the date payment is to be made will forfeit any incentive payment otherwise payable under the Incentive Plan. All payments under the Incentive Plan will be subject to applicable tax withholding.
     The Committee will have the authority, in its sole discretion, to interpret the Incentive Plan and to make any determinations it may deem to be necessary or advisable under the Incentive Plan. Any such interpretation or determination of the Committee will be binding on each Participant to whom it applies.